Exhibit 10.11

CONTRACTOR AGREEMENT

REF: 3rg2572

This Contractor Agreement (“Agreement”) is entered into as of November 27, 2023 (the “Effective Date”), between:

SEE ID, Inc., a C Corporation having its principal place of business/Headquarters at 3301 N Buffalo Drive, Suite 120 Las Vegas, NV 89129 United States, email address: vijayan@seeidinc.com, registered in Nevada under the number 116892074 (“Client”), and

Arshon Technology, a C Corporation, represented by Seyed Hosseini, having its principal place of business/Headquarters at 1967 Wehrle drive suite 3 Buffali, NY 14221 United States, email address: mazi@arshon.com (“Contractor”)

A.	The Client is looking for a professional with the professional skills to carry out the activities listed in the Statement of Work from time to time executed between the Parties and attached hereto.

B.	The Contractor declares that the Contractor possesses the necessary professionalism, having gained considerable experience in the field and declares that the Contractor is willing to carry out the activities listed in the Statement of Work that the Client intends to entrust to the Contractor in total autonomy.

C.	The Parties intend to establish a collaboration of an autonomous nature, both from a formal and substantial perspective, excluding as of now any intervention by Client regarding the modalities of performance and the time of execution of the Service to be carried out and any exclusive obligation on the part of the Contractor.

D.	The present Contract excludes any subjection to the power of direction or control of the personnel with whom, by reason of the Service, the Contractor may come into contact

Client and Contractor desire to have Contractor perform services for Client, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. SERVICES

1.1 Statements of Work. From time to time, Client and Contractor may execute one or more statement(s) of work, substantially in the form attached hereto as Exhibit A, detailing the specific services to be performed by Contractor (as executed, a “Statement of Work”). Each Statement of Work will expressly refer to this Agreement, will form a part of this Agreement, and will be subject to the terms and conditions contained herein. A Statement of Work may be amended only by a signed (by each party’s authorized signatory) and written agreement of the parties.

1.2 Performance of Services. Contractor will perform the services described in each Statement of Work (the “Services”) in accordance with the terms and conditions set forth in each Statement of Work and this Agreement.

It is the express intention of the Client and Contractor that Contractor performs the services as an independent contractor for the Client. Contractor represents, warrants, and agrees that Contractor acknowledges and agrees that Contractor is obligated to report as income all compensation received by Contractor pursuant to this Agreement and specifically agrees to provide the Client with a taxpayer identification number used by the Contractor’s business. Contractor agrees that Contractor meets all tests set forth by applicable law with respect to his/her independent contractor status, including but not limited to the “ABC” test under California Labor Code Sections 2750.3 and 3351, as well as under the California Unemployment Insurance Code Sections 606.5 and 621 and/or AB 2257 as well as any other similar local, state, and/or federal laws that may be applicable to Contractor’s independent contractor status.

Contractor will determine, in Contractor’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Contractor will at all times comply with applicable law and any compliance policies drawn to Contractors’ attention insofar as they are applicable to independent contractors.

1.3 Equipment and Facilities. Unless otherwise provided in a Statement of Work, Contractor will perform the Services at Contractor’s offices, place of business, or any other location of Contractor’s choosing, using Contractor’s instruments, equipment and tools. Contractor will determine the time, place and order in which Contractor will perform the Services in accordance with any milestones and/or timeline set forth in a Statement of Work.

1.4 Subcontractors. Contractor may appoint a suitably skilled substitute in replacement of the initial personnel and shall be entitled to subcontract the performance of the Consultancy Services, provided that Client provides written consent after being adequately satisfied that the sub-contractor possesses the necessary skills, expertise and resources to perform those elements of the Services and that Contractor ensures the substitute or subcontractor will abide by the same obligations Contractor is subject to under the terms of this Agreement regarding confidentiality, intellectual property, data protection, anti-bribery, anti-corruption, anti-tax avoidance; if so required by Client, Contractor will ensure that the subcontractor or substitute enters into direct undertakings with Contractor regarding these obligations. Contractor will continue to be bound by all the obligations in this Agreement and will invoice Client and be responsible for the remuneration of the substitute or subcontractor. Contractor will keep Client fully and effectively indemnified against any reasonable costs, claims or expenses that may be incurred by it as a result of the use of such subcontractors including the reasonable cost of all instruction (necessitated by the subcontracting) for the sub-contractor.

2. PAYMENT

2.1 Fees. As Contractor’s sole compensation for the performance of Services, Client will pay Contractor the fees specified in each Statement of Work in accordance with the terms set forth therein. Contractor acknowledges and agrees that, if specified in a Statement of Work, Client’s payment obligation will be expressly subject to Contractor’s completion of Services provided therein or achievement of certain milestones to Client’s reasonable satisfaction.

2.2 Expenses. Unless otherwise provided in the Statement of Work, Client will reimburse Contractor for reasonable travel and related expenses incurred in the course of performing the Services hereunder, provided, however, that any such expenses will be approved in advance in writing by an authorized representative of Client. As a condition to receipt of reimbursement, Contractor will submit to Client reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

2.3 Payment Terms. The payment terms will be set forth in the Statement of Work. The parties will use their respective commercially reasonable efforts to promptly resolve any payment disputes.

2.4 Client acknowledges that Contractor has appointed Deel. Inc, a Delaware registered company having its headquarters at 425 1st St, San Francisco, California, 94105, United States (“Deel”) as Contractor's limited payment agent for the purpose of facilitating the receipt of payments made by Client for services provided in connection with this Agreement and each Statement of Work using a payment method supported by Deel or by one of Deel's Payment Service Providers, and the disbursement of those payments to Contractor.

2.5 Client agrees to make all payments to Contractor using one of the payment methods supported by the Deel platform. Client and Contractor represent and warrant that they have carefully read, understood and accepted the Deel platform terms and conditions (the “Deel Terms and Conditions”) available on the Deels’ website (www.letsdeel.com/terms). In the event of any conflict between this Agreement and the Deel Terms and Conditions, this Agreement will govern. Both parties acknowledge that acceptance of the Deel Terms and Conditions by each party is a precondition to entering into this Agreement.

Client will collect and process Contractor’s Personal Data in accordance with its privacy notice and applicable laws.

3. RELATIONSHIP OF THE PARTIES

3.1 Independent Contractor. Contractor’s relationship with Client will be that of an independent contractor acting as a service provider to Client, and not that of an employee, worker, agent or partner of Client. Contractor will not be entitled to any statutory benefits payable to employees or workers by law, or otherwise any benefits paid or made available by Client to its employees or workers, including, without limitation, any retirement or pension benefits, social security contributions, provident fund or gratuity payments; vacation, holiday, or illness payments; participation in any plans, arrangements or distributions made by Client.

3.2 No Authority. Contractor will have no authority to enter into agreements that bind Client or create obligations on the part of Client without the prior written authorization of Client. Contractor will not hold itself out as being an employee, agent, partner or assignee of Client, as having any authority to bind Client or to incur any liability on behalf of Client, and will make such absence of authority clear in its dealings with any third parties.

3.3 Status. This Agreement is one for the provision of services as an independent contractor and does not create an employment relationship, and accordingly, Contractor will be solely responsible for (a) payment of all taxes, salaries, benefits, national insurance premiums, social security contributions, withholding taxes, workers’ compensation, unemployment and disability insurance, and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services required by any government agency or any other competent authority; and (b) compliance with all applicable labor and employment requirements with respect to Contractor’s self-employment, sole proprietorship or other form of business organization. Contractor will report to all applicable government agencies as income all compensation received by Client pursuant to this Agreement. Contractor will ensure that none of its employees hold themselves out as being the employees of Client or having any authority at any time to bind Client, or otherwise attempt to claim any employment or other relationship with Client.

3.4 Liability. Contractor will be liable for and will indemnify Client and its affiliates and their directors, officers, and employees from and against all losses, liabilities, costs, (including reasonable fees, costs, and expenses of attorneys and other professionals), penalties, damages and expenses arising directly or indirectly from any breach of the terms of this Agreement and/or any applicable Statement of Work (including its data protection provisions) by Contractor or by a subcontractor engaged by Contractor of the terms of this Agreement (including in relation to data protection obligations) or any other action or inaction by or for or on behalf of Contractor or any failure to perform the Services in accordance with all applicable laws, rules and regulations, or any misrepresentations by Contractor regarding Contractor’s status and/or the Services offered or performed as qualifying for independent contractor status or any violation or claimed violation of a third party’s rights resulting in whole or in part from the Client’ use of the deliverables or Services of Consultant under this Agreement. Contractor will accordingly maintain in force suitable insurance policies. Contractor acknowledges that Client will not carry any liability insurance on behalf of Contractor. Contractor will provide promptly copies of such insurance obtained on reasonable request.

3.5 Indemnification by Contractor. Contractor will indemnify and hold Client and its affiliates and their directors, officers, and employees harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by any government authority and/or court of law on Client to pay any withholding taxes, social security, unemployment or disability insurance, employees’ retirement and/or pension benefits or similar items in connection with compensation received by Contractor pursuant to this Agreement. In the event of any violation by Contractor of applicable law related to this Section 3.5, Contractor will indemnify Client for and in respect of:

a	payment of all taxes, salaries, benefits, national insurance premiums, social security contributions, withholding taxes, workers’ compensation, unemployment and disability insurance, employees’ retirement and/or pension benefits and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services required by any government agency; except where recovery by Client pursuant to this Section 3.5 is prohibited by law; and all reasonable costs, expenses, penalties, fines or interest incurred or payable by Client in connection with or in consequence of Contractor’s failure to pay any amounts due and owing to any government agency; except where Contractor’s failure to pay was caused directly by Client's negligence or intentional misconduct; and

b	any liability arising from any employment-related claim or any claim based on worker status (including reasonable fees and expenses of attorneys and other professionals) brought by Contractor or any subcontractor against Client arising out of or in connection with the provision of the Services.

3.6 Set-off. Client may, in its sole discretion, satisfy any of the indemnities set forth in Section 3.1, 3.4 and 3.5 (in whole or in part) by way of deduction from any payments due to Contractor.

3.7 No expectation of renewal. Contractor agrees that they have no expectation that this Agreement will be renewed at the expiration and/or termination of the Contract Period and no representation regarding the renewal shall be valid and binding on Client unless recorded in writing and signed by authorized representatives of both Parties.

4. OWNERSHIP

4.1 Disclosure of Work Product. Contractor will, as an integral part of the performance of Services, disclose in writing to Client all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Contractor (or any subcontractor) may make, conceive, develop or reduce to practice, alone or jointly with others, or learned, in whole or in part, by or for or on behalf of Contractor during the term of this Agreement that relate to the subject matter of or arise out of or in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Contractor Work Product”). Contractor Work Product includes all deliverables that Contractor has undertaken to provide Client in the course of performing the Services

4.2 Ownership of Contractor Work Product. Contractor agrees that all Contractor Work Product will be the sole and exclusive property of Client. Contractor hereby irrevocably transfers and assigns to Client, and agrees to irrevocably transfer and assign to Client, all right, title and interest in and to Contractor Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trademarks, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property”) therein. At Client’s request and expense, during and after the term of this Agreement, Contractor will assist and cooperate with Client in all respects, and will execute documents, and will take such further acts reasonably requested by Client to enable Client to acquire, transfer, maintain, perfect and enforce its Intellectual Property and other legal protections for Contractor Work Product. Contractor hereby appoints the officers of Client as Contractor’s attorney-in-fact to execute documents on behalf of Contractor for this limited purpose, and agrees to execute a separate power of attorney for this purpose if instructed to do so by Client. Contractor will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any invention or work product of Client without client’s prior written permission.

4.3 Moral Rights. To the fullest extent permitted by applicable law, Contractor also hereby irrevocably transfers and assigns to Client, and agrees to irrevocably transfer and assign to Client, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Contractor may have in or with respect to any Contractor Work Product, during and after the term of this Agreement. “Moral Rights” mean any right to which Contractor is now or may be at any future time be entitled to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.” To the extent that Moral Rights cannot be assigned under applicable law, Contractor hereby waives and agrees not to enforce any and all Moral Rights including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

4.4 Related Rights. To the extent that Contractor owns or controls (in the present or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, trademarks or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Client of the rights assigned to Client under this Agreement (collectively, “Related Rights”), Contractor hereby grants or will cause to be granted to Client a non-exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Client to exercise all of the rights assigned to Client under this Agreement.

4.5 Contractor acknowledges that except as provided by law, no further fees or compensation other than those provided for in this Agreement are due or may become due to Contractor in respect of the performance of the obligations under this section 4.

4.6 Nothing contained in this Agreement will be construed to preclude Client from exercising any and all of its rights and privileges as sole and exclusive owner of all of the Intellectual Property owned by or assigned to Client under this Agreement. Client, in exercising such rights and privileges with respect to any particular item of Intellectual Property, may decide not to file any patent application or any copyright registration on such Intellectual Property, may decide to maintain such Intellectual Property as secret and confidential, or may decide to abandon such Intellectual Property, or dedicate it to the public. Contractor will have no authority to exercise any rights or privileges with respect to the Intellectual Property owned by or assigned to Client under this Agreement.

4.7 Exploitation. If any part of the Services or Intellectual Property or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited (collectively, “Exploited”) without using or violating technology or intellectual property rights owned by or licensed to Contractor (or any person involved in the Services) and not assigned hereunder, Contractor hereby grants Client and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to fully Exploit and exercise all such technology and intellectual property rights in support Client’s exercise or exploitation of the Services, Intellectual Property, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

5. CONFIDENTIAL INFORMATION

5.1 Definition of Confidential Information. For purposes of this Agreement, all information Client provides to Contractor whether or not such information is marked “confidential”, all information pertaining to the Services performed by Contractor, all Contractor Work Product, Client’s Intellectual Property, this Agreement, and all information regarding Client’s business, including, without limitation, the identity of Client and its affiliates and subsidiaries, their actual or anticipated business and/or products, research or development, technical data, trade secrets, know-how, research, product plans, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration, marketing, finances, and other business information disclosed by Client and/or its affiliates and subsidiaries to Contractor, or other information pertaining to their products, services, markets, and customers will be deemed and treated as strictly confidential, non-public information (“Confidential Information”) unless and until Client specifically authorizes Contractor in writing that any such information may be treated as public. Except as specifically required by law, Contractor may disclose Confidential Information only with Client’s prior written consent. Contractor will have no authority to disclose Confidential Information except in accordance with this section. Information already or generally available to the public (other than as a result of Contractor’s breach of these provisions) will not be considered Confidential Information.

5.2 Economic Value of Confidential Information. Contractor acknowledges that Confidential Information has independent economic value, actual or potential, that is not generally known to the public or to others who could obtain economic value from its disclosure or use, and that the Confidential Information is subject to a reasonable effort by Client to maintain its secrecy and confidentiality. Except as essential to Contractor’s obligations under this Agreement, Contractor will not disclose any information pertaining to this Agreement, the terms of this Agreement, or any of the Confidential Information. Except as essential to Contractor's obligations pursuant to its relationship with Client, Contractor will not make any duplication or other copy of Client’s Confidential Information.

5.3 Non-Use and Non-Disclosure. Contractor and/or its employees and/or any third party affected by the Contractor to the services will not, during or subsequent to the term of this Agreement, use Client’s Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of Client. Contractor and/or its employees and/or any third party affected by the Contractor to the services will neither deliver, reveal, nor report any Confidential Information obtained or created pursuant to this Agreement, to any federal, state or local government body or agency, or to any other person or entity, public or private, without (i) express prior written permission of Client, or (ii) a court or administrative order requiring disclosure. In the event that Contractor forms the opinion that it is required by applicable law to disclose any of Client’s Confidential Information, or is served with a witness summons, subpoena, or court or administrative order requiring disclosure of any Confidential Information, Contractor will, prior to making such disclosure, immediately notify Client in writing, and will, in accordance with Client’s direction, respond, appeal or challenge such witness summons, subpoena, or court administrative order, prior to disclosure, and will cooperate fully with Client in responding to, appealing or challenging any such witness summons, subpoena, or court or administrative order; except that this Section 5.3 will not apply where Contractor is required by law to disclose Client’s Confidential Information without notice to Client. Neither Contractor nor Contractor’s related entities, or subcontractors, nor their respective employees will disclose any Confidential Information to any third party, nor will they use or allow the use of any Confidential Information, to further any private interest other than as contemplated by this Agreement. Contractor will take appropriate measures to ensure the confidentiality and protection of all Confidential Information and to prevent its disclosure or its inappropriate use by Contractor or its subcontractors, or by Contractor’s or its subcontractors’ respective employees or related entities. Contractor’s obligations under this Section shall survive the expiration or termination of this Agreement.

5.4 Former or Concurrent Client’s Confidential Information. Contractor agrees that Contractor and/or its employees and/or any third party affected by the Contractor to the services will not, during the term of this Agreement, improperly use, disclose, or induce Client to use any confidential information of any third party including, but not limited to, any former or concurrent client of Contractor and/or its employees and/or any third party affected by the Contractor to the services. Contractor and/or its employees and/or any third party affected by the Contractor to the services will not bring onto the premises or devices of Client any confidential information belonging to any third party. Contractor and/or its employees and/or any third party affected by the Contractor to the services will indemnify Client and hold it harmless from and against all claims, liabilities, damages and expenses (including reasonable legal fees, expenses and costs) arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Client’s use of such third party’s confidential information by Contractor and/or its employees and/or any third party affected by the Contractor to the services in connection with Contractor’s fulfillment of its obligations under this Agreement.

5.5 Third Party Confidential Information. Contractor recognizes that Client has received and may receive in the future, confidential information of third parties subject to a duty on the Client’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees:

a	that Contractor and/or its employees and/or any third party affected by the Contractor to the services owes Client and any such third party, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence;

b	to treat any such third-party confidential information as if it was Client’s Confidential Information; and

c	not to disclose it to any person, firm, corporation or other entity or to use it except as necessary in carrying out the Services for Client consistent with Client’s agreement with such third party.

5.6 Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof that are in the possession of Contractor will be and remain the property of Client, and Contractor will promptly return such Confidential Information and all copies thereof (including electronic copies) to Client upon termination or/and expiration of this Agreement or upon Client’s earlier request, whichever the earlier. Contractor shall not keep any copies of the above materials, and once returned to Client in full, Contractor shall delete or destroy any copies which have remained in its possession.

6. DATA PROTECTION

6.1 To the extent that the nature of the Services requires Contractor to process Personal Data (as defined below), Contractor will (and procures that any subcontractor will) process all Personal Data in accordance with, where and as applicable, the General Data Protection Regulation 2016/679 under European Union law (“GDPR”) on data protection and privacy, the California Consumer Privacy Act (“CCPA”), data protection legislation of the United Kingdom, and all other applicable data protection laws (collectively, the “Data Protection Laws”). “Personal Data” will have the meaning set forth in Article 4 of the GDPR, or as such term is defined under the laws of any territory with jurisdiction over this Agreement related to the protection of Personal Data.

6.2 Contractor will fully comply with any reasonable instructions from and on behalf of Client regarding the processing of that Personal Data. The parties will inform each other immediately of any suspected or confirmed Personal Data breaches or unauthorised or unlawful processing, loss, or destruction of, or damage to Personal Data processed by a party in connection with Contractor’s provision of the Services. To the extent that the Services consist of the development of software, Contractor will develop the software in compliance with Data Protection Laws.

6.3 Without prejudice to the generality of this clause relating to data protection, Contractor will and ensures that its subcontractors and employees will:

a	cooperate fully with Client in order to enable Client to comply with its obligations under Data Protection Laws (including in relation to subject access requests, security, breach notifications, privacy impact assessments, consultations with supervisory authority or regulators);

b	implement and maintain appropriate technical and organisational measures against unauthorised and unlawful processing of Personal Data and against accidental loss and destruction of or damage to Personal Data;

c	process any Personal Data disclosed to Contractor by or on behalf of Client only (i) for the purposes of providing the Services; and (ii) for the purposes for which that Personal Data was obtained and is processed by Client;

d	immediately provide such evidence of Contractor’s compliance with Contractor’s obligations under Data Protection Laws as Client may from time to time reasonably request; and

e	immediately upon notification by Client, take all appropriate action to enable Client to properly comply with any request from a data subject in relation to access to and/or rectification or erasure of Personal Data.

6.4 Contractor understands and agrees that Client may, at Client’s sole discretion, carry out monitoring of Client's communications facilities used by Contractor (email supplied by client, phone, mobile phone and computer communication) to monitor, prevent, detect or investigate any possible unauthorised use of Client’s communications systems, wrongdoing or non compliance with Client’s practices and procedures by Contractor, its employees and subcontractors.

6.5 Client will collect and process Contractor’s Personal Data in accordance with its privacy notice and applicable laws.

7. WARRANTIES

7.1 No Pre-existing Obligations. Contractor represents and warrants that Contractor (and any subcontractor) has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Contractor’s performance of Contractor’s obligations under this Agreement.

7.2 Performance Standard and Compliance. Contractor covenants that Contractor (and any subcontractor) will perform the Services in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services. Any deviation in the quality of the Services will be remedied by Contractor upon written notice to this effect by Client. Contractor will (and will ensure that any subcontractor will):

a	comply with all sanctions relating to anti-bribery and anti-corruption and all applicable laws, regulations, and codes;

b	promptly report to Client any request or demand for any undue financial or other advantage of any kind received by Contractor from a third-party in connection with the performance of this Agreement or in connection with Contractor’s relationship with Client;

c	not engage in any activity, practice or conduct which would constitute either a tax offence or a foreign tax offence;

d	promptly report to Client any request or demand from a third party to facilitate conduct or omissions that could constitute tax offences under local law or under the law of any foreign country, in connection with the performance of this Agreement; and

e	comply with all applicable laws and policies pertaining to the prevention of discrimination, harassment and bullying; and

f	as required, certify to Client in writing Contractor’s compliance with this clause.

7.3 Non-infringement. Contractor represents and warrants that Contractor Work Product does not, and will not infringe, misappropriate or violate the proprietary rights of any third party, including, without limitation, any Intellectual Property or any rights of privacy or rights of publicity, except to the extent any portion of Contractor Work Product is created, developed or supplied by Client or by a third party on behalf of Client.

7.4 Competitive Activities. Client acknowledges that Contractor provides services to other clients. Notwithstanding the foregoing, Contractor agrees that during the term of this Agreement, Contractor will not, directly or indirectly, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Client without the prior written agreement of Client; except that this Section 7.4 will not apply where prohibited by law.

7.5 Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1 year thereafter, Contractor will not directly or indirectly solicit the services of any of Client’s employees, workers or contractors for Contractor’s own benefit or for the benefit of any other person or entity. Client will not directly or indirectly solicit Contractor’s employees for Client’s own benefit or for the benefit of any other person or entity or attempt to induce such employees, workers or contractors to terminate their employment/contract (whichever relevant) with Contractor.

8. TERM AND TERMINATION

8.1 Term. This Agreement will commence on the Effective Date and will remain in full force and effect for one (1 calendar year from the Effective Date and shall be automatically renewed for each subsequent calendar year, unless terminated earlier in accordance with the terms of this Agreement or a Statement of Work, or this Section 8. This Agreement may be renewed an unlimited number of times.

8.2 Termination for Breach. Except as provided below, either party may terminate this Agreement (including all Statements of Work) if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10 days following a written notice thereof from the non-breaching party. Client may terminate this Agreement (including all Statements of Work) with immediate notice and with no liability to make any further payments to Contractor (other than in respect of amounts accrued before the Termination Date) if at any time Contractor:

a	commits (or any of its subcontractors commits) any gross negligence or intentional misconduct affecting the business of Client, including but not limited to acts of fraud or dishonesty, material breaches of Client’s code of conduct-related rules and policies insofar as they are applicable to independent contractors (including relating to bribery, corruption, tax evasion, data protection, equality and diversity, and health and safety);

b	commits (or any of its subcontractors commits) any bribery offense;

c	commits (or any of its subcontractors commits) a local or foreign tax evasion facilitation offense;

d	is wound-up or declared bankrupt or makes arrangements with or for the benefit of Contractor’s creditors or has a court administration order made against Contractor for the reimbursement of Contractor’s creditors.

8.3 Termination for Convenience. Either party may terminate this Agreement (including all Statements of Work) at any time, without assigning any reason, upon at least ten (10 days written notice to the other party. Client may also terminate an individual Statement of Work at any time, without assigning any reason, upon at least ten (10 days written notice to Contractor.

8.4 Termination of Deel Terms and Conditions. This Agreement will automatically terminate upon termination of the Deel Terms and Conditions by either party, or in the event that Deel terminates Client’s or Contractor’s use of the Deel platform for any reason.

8.5 Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Contractor will promptly deliver to Client all Contractor Work Product, including all work in progress on any Contractor Work Product not previously delivered to Client, if any, including any electronic copies thereof; (ii) Contractor will promptly deliver to Client all Confidential Information in Contractor’s possession or control, including any electronic copies thereof; and (iii) Client will pay Contractor any accrued but unpaid fees due and payable to Contractor pursuant to Section 2.

8.6 Survival. The rights and obligations of the parties under Sections 2, 3, 4, 5, 6, 7.3, 7.5, 8.5, 9, and 10 will survive the expiration, new statements of work or termination of this Agreement to the maximum period granted under the applicable law.

9. LIMITATION OF LIABILITY

9.1 Nothing in this Agreement will exclude or limit either party’s liability for losses incurred by the other party resulting from: death or personal injury due to the willful intent, gross negligence of the other party or that of their employees, affiliates or subcontractors; a party’s fraud or fraudulent misrepresentation; a contractor breach of the warranty of non infringement under Section 7.3; or a party’s breach of applicable law.

9.2 Subject to the provisions above, neither party will be liable in contract, tort (including, without limitation, negligence), pre-contract or other representations (other than fraudulent misrepresentation) or otherwise arising out of or in connection with this Agreement for:

a	any economic losses (including, without limitation, loss of revenues, profits, contracts, data, business, anticipated savings or cost of substitute services);

b	any loss of goodwill or reputation; or

c	any special, indirect or consequential losses suffered or incurred by a party arising out of or in connection with the provisions of, or any matter under the Agreement; whether or not such losses were within the contemplation of the parties on the Effective Date.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 9, EACH PARTY’S MAXIMUM LIABILITY WILL NOT EXCEED THE UNDISPUTED OUTSTANDING BALANCES OWED TO CONTRACTOR.

10. GENERAL

10.1 Assignment. Contractor may not assign, transfer or delegate this Agreement or any of the Services, in whole or in part, without Client’s express prior written consent. Any attempt by Contractor to assign or transfer this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.

10.2 No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Client of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.

10.3 Equitable Remedies. Client will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, to the extent permissible under applicable laws, without having to post a bond or other consideration, in addition to all other remedies that Client may have for a breach of this Agreement at law or otherwise.

10.4 Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled, to the extent permissible by applicable law.

10.5 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEVADA OF UNITED STATES. EXCLUDING ITS BODY OF LAW CONTROLLING CONFLICT OF LAWS. ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN STATE COURTS OF NEVADA, USA JURISDICTION AND VENUE THEREIN.

10.6 Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

10.7 Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

10.8 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given when delivered via e-mail. All such notices will be sent to the e-mail addresses set forth above or to such other e-mail address as may be specified by either party to the other party in accordance with this Section 10.8.

10.9 Entire Agreement. This Agreement, together with all Statements of Work, constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. Each party acknowledges that in entering into this Agreement it does not rely on any statement, representation, assurance or warranty that is not set out in this Agreement (including any Statement of Work). No term of any Statement of Work will be deemed to amend the terms of this Agreement unless a Statement of Work references a specific provision in this Agreement and provides that the Statement of Work is amending only that specific provision of this Agreement and only with respect to Services performed pursuant to such Statement of Work. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto. Each party agrees that it will have no claim for innocent or negligent misrepresentation based on any provision of this Agreement.

10.10 No Partnership. This Agreement does not create a partnership or joint venture relationship.

10.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.12 Modifications. This Agreement may be modified only by a contract in writing executed by the parties to this Agreement against whom enforcement of such modification is sought.

10.13 Third-Party Rights. The parties do not intend that any term of this Agreement will be enforceable by any person who is not a party to this Agreement.

10.14 Electronic Signatures. Except where prohibited by law, the parties consent to use Deel’s electronic signature service to execute this Agreement and agree that such signatures are valid and binding on the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CLIENT	CONTRACTOR

Signature: Vijayan Nambiar	Signature: Seyed Hosseini

Date: August 13, 2024	Date: August 13, 2024